Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents™

Conference Call Transcript

Event Date/Time: Nov. 13. 2007 / 11:00AM PT

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Witty
Lippert/Heilshorn & Associates - Investor Relations

Barry Cinnamon
Akeena Solar, Inc. - President and CEO

Gary Effren
Akeena Solar, Inc. - CFO

Jim Curran
Akeena Solar, Inc. - COO

Steve Daniels
Akeena Solar, Inc. - VP of Sales

CONFERENCE CALL PARTICIPANTS

Brian Yerger
Jesup & Lamont - Analyst

Rob Stone
Cowen & Company - Analyst

Collin Rush
Broadpoint Capital - Analyst

Alex Rapp
GRCM - Analyst

George Santana
B. Riley & Co. - Analyst

Stan Trilling
Analyst

Mark Manley
Natixis - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2007 Akeena Solar earnings conference call. My name is Angelique. I'll be your coordinator for today. (OPERATOR INSTRUCTIONS.)

I would now like to turn the presentation over to your host for today's conference, Mr. Chris Witty. Please proceed, sir.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Chris Witty - Lippert/Heilshorn & Associates - Investor Relations

Thank you. Good afternoon, everyone, and thank you for joining us today for Akeena Solar's third quarter conference call. With us from Management are Barry Cinnamon, President and CEO, and Gary Effren, CFO. I'll review the Safe Harbor Provisions, and then turn the call over to Barry.

Statements made on this conference call that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ from those expressed in our forward-looking statements, and these differences could be material. Forward-looking statements can be affected by many other factors, including those described in the risk factors of the Company's filings with the Securities & Exchange Commission. These documents are available online at Akeena's website, www.akeena.net. All forward-looking statements included in this release are made as of the date of this call, and Akeena Solar assumes no obligation to update any such forward-looking statements.

Today, Barry Cinnamon will begin by providing an overview of the quarter, then Gary Effren will discuss the financials in detail, after which we'll open the call for questions.

And, now, I'll turn the call over to Barry. Barry.

Barry Cinnamon- Akeena Solar, Inc. - President and CEO

Thank you, Chris. And thanks, everyone, for joining us today on our third quarter 2007 conference call. I've also brought in our Chief Operating Officer, Jim Curran, and VP of Sales, Steve Daniels, to join us on this call.

We're pleased with our many accomplishments this quarter and the progress we've made towards being the leading residential and small commercial solar power installer in the U.S. For the third quarter we reported revenue of $8.1 million. This represents a 125% growth over the same quarter of 2006 and is our highest quarterly revenue ever, placing us on track to end of the year with sales up 135% over 2006.

We installed just over 1,000 kilowatts of solar power this quarter, compared to approximately 400 kilowatts in the same quarter last year. Our average selling price decreased to $8.05 per watt compared to $8.87 per watt in the same quarter of 2006 and $8.22 a watt in the second quarter. The lower sequential selling price was due to the anticipation of lower panel prices, which did not decline as much as we expected.

Since our inception, Akeena has installed nearly 6,200 kilowatts of solar power. As a result of these collective installations over 250 million pounds of CO2 emissions will not be dumped into the environment during the expected life of our customers' equipment.

Our revenue performance this quarter not only reflected solid overall demand but also a shift in favor of more commercial systems. This quarter we completed work on a number of small and medium sized commercial installations, including Laffite Cork and Capsule, which provides cork for the winery industry, and Carmel Valley Development.

Due to the favorable uncapped government rebates versus the current cap of $2,000 in residential systems, the commercial sector is experiencing more rapid growth and is clearly a market we plan to aggressively pursue. We see additional opportunities going forward and expect that our current mix of about 30% commercial and 70% residential will evolve over time to reflect these changing market dynamics.

This change will help fuel growth in 2008, but may lead to some lumpiness in our quarterly results as the sales cycles for commercial contracts are longer, and the values are typically larger than on the residential side.

On this residential side, we made a huge splash at Solar Power 2007 in September when we unveiled Andalay, our proprietary solar installation technology. After the Conference, many people within the industry commented that Andalay was the most significant rooftop solar development they had seen during the past 20 years. With Andalay we expect to reduce rooftop installation time by over 50%, require 70% fewer parts, and 25% fewer rooftop attachment points. The benefit to our customers is a much more reliable and aesthetically pleasing solar power system.

We expect the sales of Andalay will contribute towards gross margin improvement in the range of 10% to 15% as we benefit from our cost savings and charge a premium price that is commensurate with Andalay's customer benefits.

Our Andalay rollout is on track with Suntech, our original equipment manufacturer/supplier agreeing to manufacture and deliver 10 to 14 megawatts of Andalay panels during 2008. This agreement is significant in many ways. The most important being that it gives us a guaranteed supply at a fixed price in 2008. With the rapid industry growth we expect next year this decision to lock-in a baseline panel source could give us a competitive advantage if supplies tighten or prices increase.

As the industry grows, we are continuing to look at geographic expansion opportunities and potential new revenue streams that leverage our proprietary Andalay panels. We're evaluating additional distribution channels that may take the form of a license, franchise, or third-party distribution agreements with a view towards best monetizing the Andalay technology.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

We believe that going forward having a strong working capital position will be a major competitive advantage, that's why it's so important that we've completed the just announced private placement, raising $26.1 million of equity capital in conjunction with Cowen & Company. We have $30 million in the bank, zero debt, and a $7.5 million credit line, leaving us very well positioned to fund our growth initiatives in 2008.

Critical to the completion of this capital raise, was the involvement of Gary Effren, our new CFO. Gary brings a wealth of capital markets, cost control, and financial management experience from the Fortune 500 world. Previously, Gary was the Vice President of Finance and CFO at Knight Ridder, which until it was sold was the second biggest newspaper group in the country. He's already proven to be a terrific addition to the team, and we're very pleased to have him on board.

We also achieved a significant Corporate milestone this quarter when our shares began trading on the NASDAQ capital market, allowing for improved liquidity and visibility, while broadening the base of potential institutional investors. We're extremely proud about this achievement, and see it as indicative of the progress we've made building the business to where it is today.

The market for solar power is moving closer to mainstream adoption, and we continue to lobby Washington for expanding incentives for our customers, particularly as they relate to tax credits for residential solar applications. With oil at $100 a barrel we're optimistic that an energy tax package will gain momentum as our leaders come to realize that the U.S. needs to do more to develop long-term sustainable energy solutions.

Our goals remain the same, building awareness of the Akeena brand as the best value in the industry, leveraging Andalay, our proprietary solar installation technology, and increasing our footprint in the U.S. markets.

Heading into 2008, Akeena is extremely well positioned with the reputation, brand, infrastructure, management, and finances to achieve these goals and become the leader in offering the best value for our residential and commercial customers.

I will now turn the call over to Gary for a review of our financial results.

Gary Effren - Akeena Solar, Inc. - CFO

Thank you, Barry.

For the third quarter ended September 30th, 2007 revenue was $8.1 million, up 125% compared to $3.6 million for the third quarter of 2006, reflecting increased demand for residential and small commercial solar systems. Compared with the second quarter net sales increased 8%, reflecting delays in the completion of some projects and a shift in sales mix towards commercial contracts, which have longer sales and installation timelines.

Gross margin for the third quarter of 2007 was 21% compared to 24.7% in the same quarter of last year. The decrease in margins reflects additional overtime during the quarter prior to adding new installation crews, along with a lower average selling price, which was in anticipation of lower panel prices. We expect to see margins on residential installation increase during 2008 with the rollout of Andalay.

Sales and marketing expenses were $1.8 million for the third quarter of 2007 compared to $386,000 last year. As previously forecast, marketing campaigns, including the Andalay introduction, made-up a large percentage of our sales and marketing expense. We expect more moderate increases in these expenses in the fourth quarter.

Our G&A expense was $3.6 million compared to $880,000 last year. The increase is related to expenses associated with being a public company, developing our proprietary technology, and executing on our expansion strategy.

In sum, total operating expenses during the third quarter of 2007 were $5.4 million compared to $1.3 million in the third quarter of 2006. Included in the $4 million increase are the following nonrecurring expenses: $500,000 for the Andalay rollout, $200,000 for a onetime Andalay research and development, and $300,000 of severance. These nonrecurring items collectively added $0.04 per share to our Q3 loss. Our net loss for the third quarter of 2007 was $3.7 million or $0.16 per share compared to a net loss of $395,000 or $0.04 per share in the same quarter of 2006.

And, now, a review of our balance sheet. Accounts receivable at September 30th, 2007 was $6.6 million. We ended the quarter with a cash balance of $11.5 million. After the end of the quarter, we strengthened our balance sheet by raising gross proceeds of $26.1 million in a private placement. We used the proceeds, as Barry mentioned, to pay-down debt and now have approximately $30 million in cash and our credit line to fuel our continued expansion, including the Andalay rollout in 2008. Before opening the call for questions, let me just add that we will not be providing a backlog number. Due to the growing commercial side of our business we don't believe that backlog is a meaningful metric. A commercial contract can take three months to a year between signing and revenue recognition due to financing, permitting, and other issues that are typical for our industry. Since commercial work can be lumpy and impact quarterly results significantly, we've concluded that backlog would not provide meaningful visibility into future quarterly results. Nonetheless, on a comparable basis to the $13.6 million of backlog disclosed at the end of Q2, the Q3 backlog was larger.

So thank you very much, and now I would like to open the call for questions. Operator.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS.)

Your first question comes from the line of Brian Yerger of Jesup & Lamont. Please proceed.

Brian Yerger-Jesup & Lamont - Analyst

Good morning, gentlemen. How are you?

Barry Cinnamon- Akeena Solar, Inc. - President and CEO

Great.

Gary Effren- Akeena Solar, Inc. - CFO

Fine.

Brian Yerger- Jesup & Lamont - Analyst

I just had a question for Barry off the top, could you comment a little bit more about the energy bill? I saw a news item that I think affected all of the solars yesterday about them breaking that off from the energy bill -- do you have any comments or can provide any more color on that?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Sure. It's obviously something that we're watching very closely, and we actually have a key staff member on a SEIA call right now related to that bill. Support for the solar provisions is very, very strong in both the House and the Senate; however, it seems like it's been decided that we can't get an energy bill that has both the CAFE standard improvements in it and the solar provisions in it through to signature. The group that may veto one may not veto the other, and visa-versa.

So the strategy that's been taken is to take the renewable provisions out of the energy bill, get the CAFE bill through in the basic energy bill, and then put together a separate bill that would be specifically related to renewables. Since there's so much support for renewables it's much more likely that that separate bill will get all the way through to the President's signature.

Brian Yerger- Jesup & Lamont - Analyst

Okay. So from your vantage point there has been no change in the support in the Congress?

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

From our vantage point the support continues to increase. It really boils down to a tactical way to get that bill passed. Now, from the perspective of our continued growth, the one thing that I'd like to emphasize is the current residential and commercial tax credits won't expire until the end of 2008, and all of our growth plans are based on the current incentives, so we still have all of next year if this still doesn't go through to still resolve it during the next session in Congress.

Brian Yerger-Jesup & Lamont - Analyst

Okay. Great. I just have a couple specific questions, and I'll jump back into queue. When you spoke about larger commercial projects, how big do you plan to bid -- how big of a contract do you plan to bid on?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

We like to grow, so typically right now commercial jobs that we're doing might get up to a few 100 megawatts. We have no intentions, whatsoever, to ever go into huge projects and utility scaled projects, but when we fly into a city and we look at all those rooftops there, all these 100, 200, 300 kilowatt flat commercial roofs, that's where there's a terrific opportunity for us, and those are the markets that we're gradually expanding towards.

Brian Yerger-Jesup & Lamont - Analyst

Okay. You said a couple 100 megawatts, you meant a couple 100 kilowatts; correct?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Oh, yes, a couple 100 kilowatts.

Brian Yerger-Jesup & Lamont - Analyst

Okay. I just wanted to make sure. Now, according to my calculations megawatts installed in 2007 is going to be just under maybe 4 megawatts, is that about correct?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

That's about correct.

Brian Yerger-Jesup & Lamont - Analyst

Okay. Going into '08 when you're looking at maybe installing perhaps even 10 megawatts of the Andalay product, do you have enough crews to install that or how are you going to work around that if you do get that much demand?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

It hasn't been a challenge, at all, for us to incrementally and gradually add crews. We always have the opportunity of working with subcontractors if there's a peak of demand. We have the opportunity of having our highly trained crews work a little bit extra for overtime.

But one of the big advantages of the Andalay product is the amount of rooftop labor that's required is so much less and the training level is less, it's going to make it even easier for us to ramp-up the number of crews we need to install that full 10 to 14 megawatts from Suntech, and that's not including the opportunities we have for distribution and licensing of the product, which we're going to be examining in more detail next year.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Brian Yerger-Jesup & Lamont - Analyst

Okay. Thanks, guys. I'll jump back into queue.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Brian.

Operator

Your next question comes from the line of Rob Stone of Cowen & Company. Please proceed.

Rob Stone- Cowen & Company - Analyst

Hi, guys. I have a follow-up question on the energy bill, but also a few questions specific to Andalay and expenses. On the energy bill, Barry, we understand that Congress last year on the very last day of the legislative session passed an extension of the current credits by one more year. Do you think that that's a likely fallback position if the enhanced tax credits don't pass this year?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Rob. It's almost an automatic thing for them to extend these bills for one or two years at a time, and that's because the way they score these bills in terms of the millions of dollars that it would cost turns out to be relatively low just for a one or a two-year extension. So we're not really concerned about that, at all.

What the industry is striving towards is longer term extensions, you know, something on the order of six years, and also a removal of the residential caps. In particular, if that residential cap is removed it almost goes without saying that demand for residential customers throughout the country is going to skyrocket.

Rob Stone- Cowen & Company - Analyst

Okay. As you think about the influence next year of increased mix of commercial and the benefits of Andalay and lower parts and labor, would you expect your blended gross margins to go up or down? I'm surmising that the margins on commercial may be lower than they are on residential, but correct me if I'm wrong?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

The margins on commercial typically in the industry range from 10% to 15%, and the margins for residential range from 20% to 25%. Most of the product that we're going to be getting from Suntech is intended for residential sales, where we'll be seeing those higher margins and where we'll also be seeing better margins fundamentally because the product has lower cost for us to install. At this time, we haven't completely finalized what the plan is for next year in terms of that mix, so it's premature for us to say that the margins on a blended basis will go up or down.

The other thing that we're working on is we are also in discussions for some licensing of the Andalay technology, and licensing typically has a very, very high margin contribution. We do this licensing into areas and distribution opportunities where we currently don't have a footprint, so it turns out to just be a positive contribution to our bottom line.

Rob Stone- Cowen & Company - Analyst

So with respect to the margin increase that you've described for Andalay would that cause you're residential margins then to be above the 20% to 25% or would it give you a pricing advantage in the marketplace for competition? How is that going to influence the residential segment?

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

The margins would be at the high end of the 25% and then perhaps higher, and then it really depends on what the competitive situation is for us, whether or not we want to use some of that margin to buy extra business or whether we just want to keep those profits for ourselves. Our approach going out of the box with Andalay is to focus on the better reliability of the product, the higher, the better aesthetics and the better performance, and use those customer benefits to charge a slight premium on the price. We're not going in there in a discounting environment, whatsoever.

Rob Stone- Cowen & Company - Analyst

Okay. With respect to the supply deal with Suntech, that's a fixed price, you -- they've agreed to supply, you've agreed to purchase. Do you have the option to increase that next year if you see additional demand for Andalay?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Yes, you're correct, it's a contract where they're obligated to supply, and we're obligated to purchase 10 megawatts at a fixed price. The additional 4 megawatts is optional, which at the end of the day is really going to boil down to pricing, but we wanted to have that option in there because if circumstances go better than we expect we have additional guaranteed capacity of that Andalay product.

Rob Stone- Cowen & Company - Analyst

Is there up side beyond the 4 megawatts?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

With Suntech, at the present time we have nothing in writing for up side beyond the 14 megawatts that's in our agreement. That's -- however, we are continuing discussions with other major industry players for additional OEM manufacturing opportunities, and there's very high interest in that.

Rob Stone- Cowen & Company - Analyst

Okay. Finally, a question for Gary, if I may? You talked about the rate of increase in expenses I think less in the fourth quarter, but you also enumerated a lot of onetime items, so as we parse that, are you suggesting that OpEx should be down sequentially even if they're up YOY?

Gary Effren - Akeena Solar, Inc. - CFO

Expense growth in Q4, I think that we have peaked in terms of expense growth. The cost of the Andalay rollout is several of the other onetime expenses. The -- we have built our business to grow the top line. We have an infrastructure in place that will allow us to grow.

But I want to tell you a little bit about my past experience, coming from the newspaper industry where I had to apologize for a 3% to 4% revenue growth year, and actually the newspapers would love that now. One of the things I learned in the newspaper business was how to manage costs. I'm here now less than two months, but I can promise you that we are going to be focusing on controlling expenses going forward and improving the margin.

Rob Stone- Cowen & Company - Analyst

So I guess maybe if I repeat the question again, do you -- are you suggesting total OpEx will be up or down from Q3 to Q4 sequentially or is it too early to say?

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Gary Effren - Akeena Solar, Inc. - CFO

It's a little too early to say, but given $1 million of onetime expenses that won't be there in Q4 I think it's safe to say that we should be flat to slightly down.

Rob Stone - Cowen & Company - Analyst

Great. Thanks very much.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Rob.

Operator

Your next question comes from the line of [Collin Rush] of [Broadpoint Capital]. Please proceed.

Collin Rush - Broadpoint Capital - Analyst

Hi, guys. And congratulations on the move into the commercial sector in a little bit more robust way. I'm wondering what your mix was geographically this quarter in terms of California versus (inaudible) and East Coast?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

The incentive program in California because it's set to go on for another eight years and because the market is relatively experienced with solar, it means that the California market right now is probably on the residential side, 80% or 90% of the entire U.S. market. We're finding growth opportunities on the East Coast, mostly in New York, Connecticut, some of the New England and Atlantic States. New Jersey from a residential standpoint has almost ground to a stop because the incentive program there is out of money for residential, but New York and Connecticut is doing great. And we're finding continued demand on the East Coast for small commercial. But the reason why we've got eight offices in California pretty much covering the whole State is that going forward that's where we have the highest degree of confidence of future demand for solar, so we're delighted with that at this point.

Collin Rush - Broadpoint Capital - Analyst

Great. And can you give us a bit more detail on the sales cycle for the residential side? How quickly do those jobs typically go from book to bill?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Typically they'll go from book to bill in two to four months. So from the time a customer wants to get a system till the time it's installed we're looking at something in the neighborhood of 60 to 120 days. There's an additional delay after that from -- to get payment from the program administrators, who are also the utilities. And because the utilities are a little bit, not very strongly motivated to interconnect solar systems, these delays to get that final amount of payment kind of go on for awhile. One of the ironic situations that comes from that is the cash flow requirements in this business have gone up. So in some cases residential installers have to wait for that money for three or four or five months. That's why companies who are well capitalized, like Akeena, have a really big advantage, because we can continue to grow. We have the borrowing capacity to front that money, and we don't have to get into these cash flow problems of getting paid from the utility before we can buy the panels for our next job.

Collin Rush - Broadpoint Capital - Analyst

Thanks a lot. And then just one final question about the relationship with Comerica. Were you able to close any PPA sales in the third quarter, or were you expecting to see those start to accelerate again in the fourth quarter and next year?

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

The deal with Comerica is for a home equity loan financing program, or a HELOC. It's strictly residential. We're looking at the PPA market as one where there's good opportunities and we are actively doing installations right now under PPAs, using third-party PPAs. There's an abundance of money out there for PPAs, and there's a shortage of companies that know how to efficiently and reliably install solar panel systems. So that's where we've got a nice advantage.

The other thing that's kind of come up is, the branding that's we've done on the residential side seems to be spilling over into a lot of our commercial work. So, when somebody says, "Gee I'm thinking about doing solar on my small business, or my winery," we're at the front of their mind, just because we have such a big footprint.

Collin Rush - Broadpoint Capital - Analyst

Excellent. Thanks so much, guys.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Collin.

Operator

Your next question comes from the line of [Alex Rapp] from [GRCM]. Please proceed.

Alex Rapp- GRCM - Analyst

Oh, hi. Thanks for taking my question. I have two quick things. You mentioned about module prices not falling quite as fast as you thought, and I'm going to assume maybe that's because of the little bit higher than expected demand overseas. Do you give out details about what the module prices are that you pay? And what are your thoughts going forward on that?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

That's a good question, Alex, about future panel prices. Nobody in this industry has a good crystal ball. We see panel prices next year being affected by [overall] incentives in the world, which is going to affect demand, and also affected by the availability of high-quality silicon actually coming on line. And it's impossible to predict either of those things.

What happened this year, and is continuing to happen, is although there was lots of announcements of new capacity, demand went up and a lot of this capacity in silicon wasn't really of a high enough quality, so the prices didn't decline substantially in 2007 at all. And when we tried to figure out what would happen in 2008, we couldn't come up with a conclusive answer as are prices going to go down or are prices going to up.

We knew with the Andalay product that our demand would go up. That's why we did the deal with Suntech to lock in 10 megawatts of product at a fixed price. That way we don't have any supply risk, or a big risk of prices going up. It won't affect us. So we're well positioned for that. And if worldwide prices go down, because the Andalay product gives us such a cost advantage on the installation side, we still have good margins. So we're kind of protected on the upside and on the downside.

Alex Rapp- GRCM - Analyst

Okay. That makes sense. Last, just a quick follow-up in terms of -- I couldn't find anywhere -- how many employees do you guys currently have? And, just out of curiosity, how many employees does it take to, say, install 100-megawatt project. Like what is -- is there any sort of employee-to-megawatt, or kilowatt rather, ratio that sort of makes sense?

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

I'm going to have our Chief Operating Officer, Jim Curran, answer that question. Jim?

Jim Curran - Akeena Solar, Inc. - COO

Thanks, Barry. At the moment, we've got approximately 200 employees in the company, and they are distributed geographically east and west, with most of them, meaning over 90%, being in the California area.

Alex Rapp- GRCM - Analyst

Okay. Do you know how many, if you have, say, a 100-kilowatt project, how many employees do you usually have to assign to something of that size?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

I'll answer that, Alex. It really varies, depending on how fast we want to get that project done, and the nature of the project. Typically we'll assign groups of five or ten people to do these commercial projects, and in many cases we also bring on subcontractors that specialize on things. But one of the things that you have to remember is that the number of people that are actually on the job is less than half of the people who are kind of in the background doing the engineering, doing the purchasing, doing the project management and the paperwork side of things. So that's where we've got an additional good staffing level.

Going forward, when you look at an average job, I'd say two-thirds or three-quarters of the work is on the rooftop. We're going to be reducing a lot of the amount of labor that's required on the rooftop, thereby reducing the number of employees that we need to complete these jobs.

Alex Rapp- GRCM - Analyst

Okay, great. That makes sense. Thanks a lot. Good luck, guys.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Alex.

Operator

(OPERATOR INSTRUCTIONS.) Your next question comes from the line of George Santana of B. Riley. Please proceed.

George Santana- B. Riley & Co. - Analyst

Hi, guys. Congratulations on your strong revenue growth.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, George.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

George Santana- B. Riley & Co. - Analyst

You know, I hate to be the one to point to the elephant in the room, but can we expand more on the earlier question on margins, and perhaps touch on the outlook for profitability? The -- you know, I fear I'm being positive on your story and really liking what you guys are doing. At the same time you have to be in front of the buy side trying to explain this. And I'm looking at your gross margin of 21%, which is down sequentially for two quarters, but you said it's going to be improving with the Andalay panels, but that's counterbalanced by your move more into the commercial sector. Your revenue's already improving, but your sales and marketing are at 22% of revenues and your general and administrative at 44% of revenues. I sense a bit of a math issue in terms of getting you to profitability.

I presume there's some type of minimum sales commission you have to pay your sales force, so that's kind of the minimum on OpEx, but we're not talking about a one-quarter improvement to get you to profitability. I mean, we're talking about something drastic.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, George. And don't be afraid of identifying elephants in the room. We're on a diet here pretty strictly, so we're doing the best we can to minimize that. Regarding -- I'm going to address the question about the margins and then I'll have Gary talk a little bit about things going on ahead.

We're really focusing on this business in -- building this business in a sustainable way, where we will have the best margins that are possible. And part of getting there is making sure that we simplify the back office, simplify what we're selling, simplify what we're installing, simplifying what we're putting on the truck. And, quite frankly, it's kind a complicated business now. The more panel suppliers we have, the more complicated it gets. Going forward, by mid next year, when we transition towards the Andalay product, where we don't have to inventory everything, sell everything, put everything on the roof, the margins will improve substantially. Gary can give you some insight into what path that's going to lead towards breakeven.

Gary Effren- Akeena Solar, Inc. - CFO

And George, just -- I pointed out that included in that $5.3 million of total expenses, we had about $1 million of expenses that were associated with the Andalay rollout and other things that are kind of one-time, nonrecurring. So that gives you an idea maybe of the math exercise that you have.

We do believe that we're going to be improving the margins with Andalay on the residential side. We're going to be growing the business. And that's what we're focused on, is the -- those activities that will help grow this business on the top line -- getting that margin as high as we can, consistent with being able to market our products in the markets that we choose to serve, additional revenue streams from licensing and other distribution opportunities that Andalay will afford us, for instance the possibility of distributing Andalay to new home builders, because of the cost savings that they have.

So there's a number of things that we're looking at that help us get to profitability. But the focus right now is on growing this business and making it a big business.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

And George, really, we want to be as transparent as we can. And what we are doing is running, really, [to our knowledge], the only pure play public company that's doing installation. The advantage for us is that we get to leverage [their market] and get out there and grow quickly. To a certain degree the disadvantage is people can really see what the margins are, and we're not trying to hide that at all.

But it is also important to realize this is a competitive market and there are a lot of other companies out there that are kind of plugging away and we've taken a path going forward to say, how does this play out? And the way this plays out is by us having a proprietary product that gives us fundamentally higher margins. So we're not going to be in this commoditized business that the rooftop solar installation market is destined to be. We'll have something unique.

George Santana- B. Riley & Co. - Analyst

Are you willing to say what your sales commission is as a percent of revenue, because I presume that's going to be the minimum for sales and marketing?

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

I don't know if we've got a specific sales commission level. It kind of varies, whether it's residential and commercial. And on the commercial side, typically, we're pushing a sales commission more towards on a percent of gross profit, as opposed to a percentage of the gross sale. That way there's some flexibility in pricing.

George Santana- B. Riley & Co. - Analyst

Okay. Well, how about the other side? What about your balance sheet? Perhaps you can address what are sustainable levels? Because I see your receivables, payables, inventory balances all shot up in (technical difficulty).

Gary Effren - Akeena Solar, Inc. - CFO

Yes. And George, that's a great question. One of the reasons that we went out to raise capital is because, to grow this business, we're making a strategic decision to have a source of supply so that we can install panels whenever and wherever our customers want them. I wish this was a just-in-time type of business. I'm used to the newspaper business where we had trucks rolling up to plants every single day of the week with newsprint on it. It just doesn't work that way in the solar industry at this time. So our 10-megawatt commitment with Suntech which, in round numbers, is going to cost us somewhere in the $35 million range over the course of the year, is something that we're doing to make sure that we have a steady and reliable source of supply to meet our demand, the demands of our residential customers.

On the receivable side, we've made a conscious decision also to sell to our customers on a net basis and take back paper from the state. The paper is really good from the state. They always pay. We've had one instance since 2001 where we didn't get our rebate. And it just takes a little bit of time for them to happen. And we see that as a big advantage, because we have the balance sheet. We have the source of capital, and we have the credit line in place. And we believe that we are well positioned to grow and to meet the demands of our customers.

George Santana- B. Riley & Co. - Analyst

We should see the levels trending down, either in days, or in absolute balance, or is it too early to say?

Gary Effren- Akeena Solar, Inc. - CFO

It won't go down in absolute balance during periods of growth. I think that we will do better in terms of days as we work to wring out any inefficiencies in this operation, including collecting rebates from the states or municipalities. It's -- a lot of times it's not within our control. The parts which are within our control, which is getting the paperwork filled out accurately and timely, are things that we are going to improve on. We actually look at it, in a perverse way, as a competitive advantage, because we have the back office centralized here in Los Gatos, so we do it hundreds of times. So we're getting pretty good at it. And some of the smaller competitors that are out there struggle with that as there's increased complexity with the California Solar Initiative.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Yes. And George, with regard to the California Solar Initiative, it really took a lot of people by surprise in this state. The good news was there was eight years' worth of money, $3.2 billion. The challenge was that there was a whole new set of paperwork and, at least over the first nine or ten months of the year, that paperwork requirement stretched out the payment terms. We are working very hard within the State to simplify that and get payment turned around faster from utilities. And we're beginning to see an improvement there. But it's -- I think it's going to be a few more months before that really substantially improves. In the meantime, with the borrowing capacity that we have, it doesn't really even create a blip in terms of our ability to continue to sell and install jobs.

George Santana- B. Riley & Co. - Analyst

Thank you for that. Good luck.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Operator

Your next question comes from the line of [Stan Trilling]. Please proceed.

Stan Trilling Analyst

Good afternoon, gentlemen. Can you tell us, what's been the trade acceptance of the new technology and can you give us some specifics?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Stan. The reaction to the Andalay product has been fantastic. I mean, we deliberately made a big investment in R&D and product rollout expenditures in the third quarter, to make sure we would get the best response possible. We were blown away by the reactions we got from long-time solar industry people that came up to us afterwards saying that's the greatest thing they've ever seen. But we weren't doing this just to kind of get some pats on the back. The most meaningful responses came from industry partners, like Suntech and like others, who down the road will be substantial distribution channels and substantial partners. So we couldn't be happier with the results that we got from the marketplace.

And the early indications from customers -- you know Steve's here, our VP of Sales -- and when we show customers an ordinary panel that gets installed on the rooftop with racking and wiring that [dangles], and all those reliability and performance problems that could possibly happen, and then we show them the Andalay product, which has everything integrated. It's a complete system, looks better. It's a very easy transition from selling in the old-fashioned way to the new way with Andalay. And we're actually just chomping at the bit, waiting for the supply to ramp up from Suntech and [add to the supply] in our warehouses, so that we can go out there and really sell the hell out of Andalay.

Stan Trilling Analyst

At the introduction of your new panels, you had mentioned that you were expecting something from Kyocera. Can you update us on the Kyocera situation?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

At the introduction what we said was that we are only engaging in discussions with the four major panel manufacturers that we've been doing business with since the beginning, Kyocera, Suntech, Sharp, and SunPower. We are continuing very active discussions with that group and, as soon as we have something definitive we will release that information.

These discussions are not specifically related to OEM manufacturing. The discussions also have licensing involved, so we're looking for partners to manufacture this, give us finished goods, and we're also negotiating with these partners whereby they would pay us a fee on a per-watt basis, for everything they manufacture and sell in parts of the world where we are not active.

Stan Trilling Analyst

Okay. Thank you. And one last question. When you acquire a local installer, is there a formula that you use on your buy? Is it revenue base, is it EBITDA base, is it free cash flow base?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Historically what we've done is -- the hardest thing, actually, is to find an installer in an area where we want to expand and grow that's got a really good, long-term reputation. Once we find them, we'll negotiate a deal that's got -- that takes into account their historic business, their backlog, which is what we're looking at installing going forward, and then we come up with a compensation scheme that's got some cash in it, some stock in it, more stock in an earn-out going forward.

And when we do negotiate those deals -- the nice thing about acquiring a company, although we may spend a little bit more than if we were to open up an office, but, where we do that kind of acquisition from other small installers, we tend to hit the ground running faster, so we see a faster ramp-up. We are continuing to open up offices. It takes a little bit longer to get those going. Then again, it's a little bit less expensive to get those going.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Stan Trilling Analyst

Okay. Thank you.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Stan.

Operator

Your next question comes from the line of Jim [Schaefer], Advanced Solar. Please proceed. Mr. Schaefer, your line is open. You may ask your question. It appears that Mr. Schaefer has disconnected.

Your next question comes from the line of Mr. Brian Yerger of Jesup & Lamont. Please proceed.

Brian Yerger-Jesup & Lamont - Analyst

Thanks for taking my follow-up, guys. Let's put aside the federal incentives for right now. Do you see any geographical, let's say, state areas, Florida, Texas, any big states, where they're really going to push some solar incentives, where you'd be looking to open up some maybe new markets?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Thanks, Brian. I was a little bit disappointed we had another competitor drop off over there, before you. But as far as the new states, we're always looking at states where there's a combination of high electric rates and sustainable incentives. So some states start off with, "Hey we're going to put a half a million dollars into a rebate program," and then see how long that lasts. We won't invest in a state where there's something that short-term.

Right now when we kind of run things through our model, the states that are coming up favorably for both residential and commercial, and some are better for commercial, some better for residential are Hawaii, Colorado, Maryland, and Pennsylvania. And Florida is good. They've got a big incentive program there, but that's only one side of the equation. The other side of the equation is that they've got very inexpensive electricity. So if their electricity is a third of what it is in, say, California, they almost need three times more incentive money to get the same net customer economics.

Brian Yerger-Jesup & Lamont - Analyst

Got you. These are two questions that Gary may or may not be able to answer. I know that there's some continued investment from other companies about trying to streamline their racking and their systems and their modules and their panels. Obviously you guys are going to have to continue to stay on top of that. Is there any imbedded R&D going forward that we should be looking at or modeling? I'm sure you guys aren't going to just stop investing in R&D.

Gary Effren - Akeena Solar, Inc. - CFO

Well, I think it's a safe assumption that we're not going to be standing still. I'm sure you can appreciate we're not going to want to tip our hats as to exactly what we're doing. But to our knowledge, nobody has done any integrated system like Andalay, at least through the present time.

Brian Yerger-Jesup & Lamont - Analyst

Okay. One other question you may or may not be able to answer. Do you guys have any cash-burn-per-quarter model in 2008 that you can share with us?

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

We're not going to share any 2008 information at this time.

Brian Yerger- Jesup & Lamont - Analyst

Okay. Is that possible maybe at the end of next quarter's call that you might be able to give us a look at what '08 looks like overall?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Yes. That would be our normal timing and that's what we intend to do.

Brian Yerger - Jesup & Lamont - Analyst

Okay. Thanks, guys.

Operator

Your next question comes from the line of Mark Manley with Natixis. Please proceed.

Mark Manley - Natixis - Analyst

Hi. Most of mine have been answered, but maybe I can just drill down a little bit on what percent of sales were commercial versus residential?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

We're targeting a mix of 30% commercial and 70% residential. There's a lot of fluctuations that happen, both from the standpoint of booked sales -- that's when we sign a contract -- and fluctuations that happen when the systems are actually installed. There is a much longer lag on commercial from when we sign the contract until we finally complete the project and announce that it's done.

Going forward next year, if the current incentive program stays in place, i.e., if the residential cap stays at $2,000, I'd say proportionately that 30% commercial is going to go up. Kind of all bets are off as far as how fast the residential market is going to grow if the residential cap is removed. We may continue to stay at 30/70.

Mark Manley - Natixis - Analyst

Right. And actually another one on that, but first, how are you defining commercial? Is it just in terms of a system size above a particular cut-off?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

The definition of commercial that we use is the same as the California Solar Initiative uses. If they're on a commercial electric rate, we call it commercial. There are some crazy people that have hundred-kilowatt residential systems. I think Larry Hagman just installed one, and, in LA, there are a lot of tiny little commercial systems, that are five- or six- kilowatts, just for a small store. But just the simplest, most transparent way of doing it that's consistent is, if it's on a commercial rate, it's a commercial system. And then, those commercial systems typically -- if I had to say on the average, they're probably between 50- and 100-kilowatts. And the average residential system is probably in the neighborhood of four- to six- kilowatts.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Mark Manley - Natixis - Analyst

Right. And I would -- just on the ITC, is the fact -- obviously not going through on this energy bill and postponed for some time, how would that -- assuming it might drop back to 10%, how would that impact your business do you think, or maybe in terms of levelized cost to residential or payback period to residential customers? I mean, what does that mean in terms of the sales model?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

Well, it's important to note that our current model -- everything we've done as far as our growth expectations and our technology assumes that nothing happens, in other words that tax credit stays capped at $2,000 for residential customers and it's at the uncapped amount for commercial. If it does change, we believe what's going to happen is demand is going to go up on the residential side. If demand goes up, panel prices will go up and customers are going to be much more encouraged to buy a system because their net economics have gotten better. So, it's better for our customers and it's going to be better for us, since we've got a locked-in [source of] supply at a fixed price.

Mark Manley - Natixis - Analyst

And given that the lead time on commercial is much longer, the uncertainty here, is that going to potentially sort of flatten the commercial market, do you think, for a time until we get clarity on what's going to happen?

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

I believe there will be clarity on what's going to happen probably by mid-December, so either it changes or it doesn't. Assuming that it doesn't change, I think it's just extremely likely that there will be a one- or two- year extension that happens. Assuming that that extension doesn't happen until later next year, I can guarantee you that what is going to happen in the commercial segment is there's going to be a frenzy of commercial jobs that are going to get rushed towards completion in the third and fourth quarter of 2008.

Mark Manley - Natixis - Analyst

All right. Thanks very much.

Barry Cinnamon - Akeena Solar, Inc. - President and CEO

You're welcome.

Operator

Thank you. This concludes the question-and-answer portion of our conference. I'd now like to turn the presentation back over to Mr. Barry Cinnamon. Please proceed.

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Final Transcript
Nov. 13. 2007 / 11:00AM PT, AKNS.OB - Q3 2007 Akeena Solar Earnings Conference Call

Barry Cinnamon- Akeena Solar, Inc. - President and CEO

Thanks for joining us today. In closing, I'd like to remind everyone that rooftop solar power is the best kind of energy public policy, since these systems generate power right on the buildings that use it. Conventional central utility power generation is more expensive than rooftop solar, since utilities require tremendous investments in generation, transmission, and distribution, all of which must be paid by ratepayers. What we're doing with rooftop solar power is essentially a new electricity-generating paradigm, and we're happy to be leading this positive contribution to our country's energy and environmental policies.

Finally, I'd like to emphasize that our introduction of Andalay has been a huge success. With our recent project placements, we have all the pieces in place for an even greater year in 2008.

Thank you very much for joining us on this call and, if you have any questions about this call, please contact our Investor Relations firm, Lippert/Heilshorn & Associates. Thank you.

Operator

Ladies and gentlemen, we thank you for your participation in today's conference. This does conclude the presentation. You may now disconnect. Have a great day.

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